UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2008

VAXGEN, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-26483	94-3236309
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 OYSTER POINT BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 624-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2008, Randall Caudill, Michel Gréco and Myron Levine resigned from the Board of Directors (the “Board”) of VaxGen, Inc. (the “Company”). The resignations were not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As a result of the resignations, the Board approved a reduction in the authorized number of directors comprising the Board, from six to five members.

On May 19, 2008, following the resignations and at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board elected Lori Rafield and Paul De Stefano as directors to fill the newly-created vacancies on the Board. The Board named Ms. Rafield the chairperson of its Compensation Committee and a member of its Strategic Transactions Committee. The Board named Mr. De Stefano the chairperson of its Nominating and Governance Committee and a member of its Audit Committee and Strategic Transactions Committee. Ms. Rafield will be entitled to receive the Company’s standard annual Board retainer of $25,000, an annual retainer of $10,000 for service as chairperson of the Compensation Committee and a monthly retainer of $20,000 for service on the Strategic Transactions Committee. Mr. De Stefano will be entitled to receive the Company’s standard annual Board retainer of $25,000, an annual retainer of $7,500 for service on the Audit Committee, an annual retainer of $5,000 as chairperson of the Nominating and Governance Committee, and a monthly retainer of $15,000 for service on the Strategic Transactions Committee. All such retainers will be paid quarterly in arrears.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VaxGen, Inc.
(Registrant)

Dated: May 23, 2008

By: /s/ James P. Panek
James P. Panek
President, Chief Executive Officer and Chief Financial Officer